CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-284899 on Form S-6 of our report dated April 11, 2025, relating to the financial statements of FT 12102, comprising 60/40 Strategic Allocation Port. 2Q '25 - Term 7/16/26 (60/40 Strategic Allocation Portfolio, 2nd Quarter 2025 Series) and 75/25 Strategic Allocation Port. 2Q '25 - Term 7/16/26 (75/25 Strategic Allocation Portfolio, 2nd Quarter 2025 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 11, 2025